Exhibit 10.26

September 21, 2005

Dear Don,

We refer to the letter agreement dated March 2, 2005 between you and Walter Industries, Inc. (“the Company”) regarding your retirement from the positions of Chairman, Chief Executive Officer and President of the Company (the “Letter Agreement”).  Notwithstanding any contrary provision of that agreement, your final date of employment with the Company will be November 15, 2005, inclusive of all accrued vacation days, whether used or unused.  While it is not expected that you will be required to be present at the company beyond a few days following the start date of your successor, you have agreed that you will be available until November 15 to assist in the transition of your responsibilities to Mr. Hyland and his introduction to the Company’s constituencies.

You also agree, for a period of 12 months following November 15, to remain available at reasonable times and on reasonable notice to consult with Mr. Hyland regarding the history and strategy of the Company, and on other company matters.

We have agreed to amend the Letter Agreement by deleting paragraph 5(a) thereof.  As a result, per the terms of the 1995 Long-Term Incentive Stock Plan and the applicable option agreement, you will have 90 days from November 15, 2005 to exercise any vested options you hold as of your retirement date.

We have further agreed as follows:

Non-competition.  For a period of twelve (12) months from the date hereof, you shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

Non-Solicitation; Non-Interference.  For a period of twelve (12) months from the date hereof, you shall not, whether on your own behalf or on behalf of any other person, directly or indirectly

(i) solicit or encourage any employee of the Company to leave the employment of the Company; or hire any employee currently employed by the Company; or

(ii) attempt to interfere with business relationships (whether formed before, on or after the date hereof) between the Company, on the one hand, and any customers or suppliers of the Company, on the other hand.

Non-Disparagement.  You shall not utter or issue any disparaging or derogatory remarks, or make any untruthful statements, including pursuant to any press release or public statement, about the Company, together with its successors, subsidiaries, officers and directors (the “Beneficiaries”) regarding any of the Beneficiaries’ financial status, business, compliance with laws, ethics, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, or utter or issue any other statements that are reasonably likely to disparage any of the Beneficiaries or are otherwise degrading to any of the Beneficiaries’ reputation in the business, industry or community in which any such member operates; provided that statements made by you to directors of the Company shall not be subject to this paragraph and you shall be permitted to make any statement that is required by applicable laws or necessary to respond in a legal or regulatory proceeding.  The Beneficiaries agree not to utter or issue any disparaging or derogatory remarks, or make any untruthful statements, including pursuant to any press release or public statement, about you regarding any of your financial status, business, compliance with laws, ethics, services, business methods or otherwise, or utter or issue any other statements that are reasonably likely to disparage you or are otherwise degrading to your reputation in the business, industry or community in which you participate; provided that statements made by directors of the Corporation to you shall not be subject to this paragraph and the Beneficiaries shall be permitted to make any statement that is required by applicable laws or necessary to respond in a legal or regulatory proceeding.

Cooperation.  On and after the date hereof, you shall provide your reasonable cooperation to the Company or any of its affiliates, or any of their respective shareholders, officers, employees, representatives or agents, upon reasonable advance notice to you that such cooperation is required, in connection with any action, proceeding or investigation (or any appeal from any action, proceeding or investigation) that relates to events occurring during your employment with the Company.  The Company shall reimburse you for all travel, lodging and other related costs incurred by you in connection with the provision of such cooperation, in accordance with the Company’s business expense reimbursement policy maintained for its executives from time to time.

Release.  You have agreed to provide the Release attached as Exhibit A to this letter.

No Litigation.  You agree that you will not hereafter pursue any charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or services for the Company, known or unknown (other than any Excluded Claims, as such term is hereinafter defined), against any of the Company or its related or affiliated entities, predecessors, successors, assigns, subsidiaries, parents, or current or former owners, officers, directors, shareholders, employees, partners, attorneys, insurers, or agents (collectively, the “Employer Group”), by filing a lawsuit in any local, state or federal court, or filing a demand for arbitration, for or on account of anything which has occurred up to the present time, and you shall not seek reinstatement with, or damages of any nature, severance, incentive or retention pay, attorneys’ fees, or costs from the Company or any member of the Employer Group.  For purposes of this paragraph, the term “Excluded Claims” shall mean, collectively (i) any rights to insurance coverage or indemnification you may have by reason of your employment with or service on the Board of Directors of the Company or its affiliates, (ii) your vested rights under any defined benefit, defined contribution or other Company retirement plan or (iii) the Letter Agreement.

To acknowledge this understanding of our agreement, please sign where indicated below and return a copy of this letter to me.

On behalf of the Board,

/s/ Donald N. Boyce
Donald N. Boyce

Accepted and Agreed:

/s/ Don DeFosset
Don DeFosset

EXHIBIT A

RELEASE

(a)                                  For and in consideration of the continuation of his employment with Walter Industries, Inc. (the “Company”) through November 15, 2005, Don DeFosset (the “Executive”) hereby agrees on behalf of the Executive, the Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors, to, and the Executive does hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Executive or the Executive’s heirs, executors, administrators, successors and assigns ever had, now has or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to the Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by the Executive, including, without limitation, in connection with or in relationship to the Executive’s employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce the Executive’s rights under, or with respect to, insurance coverage or indemnification the Executive may have by reason of the Executive’s employment with or service on the Board of Directors of the Company or its affiliates, the letter agreements between the Company and the Executive dated March 2, 2005 and September 21, 2005 or any vested benefits of the Executive under any retirement plan maintained by the Company or its affiliates (such released claims are collectively referred to herein as the “Released Claims”).

(b)                                 Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

(c)                                  The Executive represents that the Executive has read carefully and fully understands the terms of this Release, and that the Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release.  The Executive acknowledges that the Executive is executing this Release voluntarily and knowingly and that the Executive has not relied on any representations, promises or agreements of any kind made to the Executive in connection with the Executive’s decision to accept the terms of this Release.  The Executive acknowledges that the Executive has been given at least twenty-one (21) days to consider whether the Executive wants to sign this Release and that the Age Discrimination in Employment Act gives the Executive the right to revoke this Release within seven (7) days after it is signed, and the Executive understands that the Executive will not receive any payments due the Executive under this Release until such seven (7) day revocation period has passed and then, only if the Executive has not revoked this Release.  To the extent the Executive has executed this Release within less than twenty-one (21) days after its delivery to the Executive, the Executive hereby acknowledges that the Executive’s decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Signed this 21st day of September, 2005,

by	/s/ Don DeFosset
Don DeFosset